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EXHIBIT 12.1



SUMMIT PROPERTIES INC.
CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
THREE AND SIX MONTHS ENDED JUNE 30, 1998
(Dollars in Thousands)


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

                                                Three Months    Six Months
                                                   Ended          Ended
                                                  June 30        June 30
                                                ------------    ----------
Fund from operations before fixed charges:
  Income (loss) before minority interest of
    unitholders in Operating Partnership and
    extraordinary items                         $     15,868    $   22,760
  Interest:
    Expense incurred                                   7,458        14,446
    Amortization of deferred financing costs             203           513
                                                ------------    ----------
    Total                                       $     23,529    $   37,719
                                                ============    ==========

Fixed charges:
  Interest expense                              $      7,458    $   14,446
  Interest capitalized                                 1,495         2,629
  Rental fixed charges                                    34            73
  Amortization of deferred financing costs               203           513
                                                ------------    ----------
     Total                                      $      9,190    $   17,661
                                                ============    ==========

Ratio of earnings to fixed charges                      2.56          2.14
                                                ============    ==========
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